                                AS FILED WITH THE

             SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999
                                                   REGISTRATION NO. 333-89899

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------

                                AMENDMENT NO. 1
                                      TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------


                            BURLINGTON RESOURCES INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                     91-1413284
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)
                       -----------------------------------
                           5051 WESTHEIMER, SUITE 1400
                              HOUSTON, TEXAS 77056
                                 (713) 624-9500
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                       -----------------------------------
                         FREDERICK J. PLAEGER, II, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            BURLINGTON RESOURCES INC.
                           5051 WESTHEIMER, SUITE 1400
                              HOUSTON, TEXAS 77056
                                 (713) 624-9500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   COPIES TO:
                            GARY P. COOPERSTEIN, ESQ.
                              WARREN DE WIED, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004
                                 (212) 859-8000
                       -----------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                       -----------------------------------

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    -----------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------

[RED HERRING]
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion Dated November 12, 1999





                          UP TO 38,500,000 SHARES


                         BURLINGTON RESOURCES INC.

                                COMMON STOCK

                        (PAR VALUE $.01 PER SHARE)


                            --------------------


     This prospectus relates to the shares of Common Stock of Burlington Resources Inc., a Delaware corporation, issuable upon exchange of the exchangeable shares of Burlington Resources Canada Inc., an Alberta corporation and a subsidiary of BR. The exchangeable shares are being issued to the former shareholders of Poco Petroleums Ltd., including the Poco Stock Purchase Savings Plan, which holds shares for the benefit of plan participants, in connection with our acquisition of Poco. Each exchangeable share may be exchanged for one share of our common stock, plus all payable and unpaid dividends on a share of our common stock. Because the shares of our common stock offered by this prospectus will be issued only in exchange for, or upon the redemption of, the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.



     Our common stock is listed on the New York Stock Exchange under the symbol "BR". On November 11, 1999, the last reported price for our common stock as reported on the NYSE Composite Tape was $34 3/8 per share. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars.


     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 1.

                            --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                      Prospectus dated November __, 1999.

                             TABLE OF CONTENTS

                                                                        Page

Risk Factors..............................................................1
Cautionary Statement Concerning Forward-Looking Statements................3
The Company...............................................................4
Use of Proceeds...........................................................4
Unaudited Pro Forma Combined Condensed Financial Statements...............5
Plan of Distribution.....................................................12
Income Tax Considerations................................................17
Legal Matters............................................................26
Experts..................................................................27
Where You Can Find More Information......................................27
Incorporation of Certain Documents By Reference..........................27

                              ----------------

                                RISK FACTORS

     You should consider carefully the following factors, in addition to the other information contained or incorporated by reference in this prospectus, before exchanging or redeeming your exchangeable shares for the shares of our common stock offered by this prospectus.

THE EXCHANGE OF YOUR EXCHANGEABLE SHARES IS GENERALLY TAXABLE

     Based on the tax laws as of the date of this prospectus, the exchange or redemption of exchangeable shares is generally a taxable event in Canada and may be a taxable event in the U.S. Your tax consequences depend on a number of factors, including your residency and whether the shares are exchanged or redeemed.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE LESS THAN THE MARKET PRICE OF THE EXCHANGEABLE SHARES


     Our common stock trades on the New York Stock Exchange and the exchangeable shares have been approved to trade on the Toronto Stock Exchange. We do not plan to list our common stock or the exchangeable shares on any other exchanges. Although the market prices on the NYSE and TSE should reflect equivalent value, there can be no assurances that the market price of our common stock will be identical, or similar, to the market prices of the exchangeable shares.


OUR COMMON STOCK WILL BE FOREIGN PROPERTY FOR CANADIAN TAX PURPOSES

     You may be required to limit your investment in our common stock or risk incurring penalties under the Canadian Income Tax Act if you are:

     o    a trust governed by a registered pension plan;

     o    a registered retirement savings plan;

     o    a registered retirement income fund;

     o    a registered education savings plan;

     o    a deferred profit sharing plan; or

     o    among some other classes of tax-exempt person.

     So long as the exchangeable shares are listed on a prescribed Canadian stock exchange, which exchanges include the TSE, and BR Canada maintains a substantial presence in Canada, the exchangeable shares will be qualified investments for these plans or persons and will not be foreign property under the Canadian Income Tax Act. Our common stock will, however, be foreign property for these plans or persons. These plans or persons must limit their investment in our common stock or risk incurring penalties under the Canadian Income Tax Act.

     Our business is subject to a variety of market, operational and oil and gas industry risks that could affect our future results.

ACQUISITION OF POCO

     o The acquisition could interrupt or cause a loss of momentum in our business activities.

     o    A departure of key employees could cause significant disruptions.

     o We will be more dependent upon doing business in Canada than we were prior to the acquisition.

THE OIL AND GAS MARKET

     o    Oil and gas prices fluctuate greatly.

     o Extended periods of low prices for oil or gas could result in the cancellation or delay of planned drilling programs, the curtailment of production or downward adjustments to our estimated reserves.

     o Market prices for crude oil and natural gas may decrease due to changes in regional and worldwide supply and demand, weather related and seasonal factors, and transportation costs.

     o We hedge our exposure to fluctuations in oil and gas prices with derivative instruments. The value of these instruments may change greatly in response to small changes in oil or gas prices.

OUR OPERATIONS

     o Our future growth depends upon our ability to maintain and increase our crude oil and natural gas reserves. Results of future exploration, exploitation and acquisition activities may significantly impact our reserves and our operations.

     o We rely on third parties to provide most of the services and equipment necessary to drill wells. The prices charged by these third parties may increase significantly.

     o Future price decreases may result in reductions in the carrying value of our oil and gas properties.

     o The laws and policies of the U.S. or Canada affecting the oil and gas industry, foreign trade or taxation may harm our operations.

OIL AND GAS INDUSTRY

     o Reserve estimates often differ from the quantities of oil and gas ultimately recovered.

     o The prices used to estimate future net revenues may not be realized.

     o International operations are subject to a great deal of political and economic uncertainty.

     o    Some of our competitors may have far greater resources.

     o Environmental laws and regulations may result in large penalties or monetary obligations.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document and in documents incorporated by reference that are subject to risks and uncertainties. Forward-looking statements include the information in this document and in documents incorporated by reference regarding:

     o    our intentions regarding the exchangeable shares;

     o    capital spending;

     o    oil and natural gas production;

     o    asset portfolios;

     o    oil and natural gas reserves;

     o    synergies;

     o    efficiencies;

     o    cost savings;

     o    revenue enhancements;

     o    future earnings; and

     o    capital productivity.

     Our forward-looking statements can be identified by the use of the future tense and by words such as "believes", "expects", "anticipates", "intends", "estimates" or similar expressions. Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and gas resources may be profitably exploited in the future. For all these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

                                THE COMPANY

     BR is a holding company engaged, through its principal subsidiaries, Burlington Resources Oil & Gas Company and The Louisiana Land and Exploration Company and their affiliated companies, in the exploration, development, production and marketing of oil and gas. We are the largest U.S. independent oil and gas company based on total proved U.S. reserves, and second largest U.S. based independent oil and gas company based on total proved worldwide reserves.

     Our principal executive offices are located at 5051 Westheimer, Suite 1400, Houston, Texas 77056 and our telephone number is (713) 624-9500.

                              USE OF PROCEEDS


     Because the shares of our common stock will be issued in exchange for or upon the redemption of exchangeable shares, we will not receive any cash proceeds upon the issuance of our common stock.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     THE FOLLOWING UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS ARE PRESENTED TO GIVE EFFECT TO THE ACQUISITION OF POCO BY BR UNDER THE POOLING-OF-INTERESTS METHOD OF ACCOUNTING. The balance sheet assumes that the transaction had been consummated on September 30, 1999. The income statements for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1999 assume that the transaction had been consummated on January 1, 1996. The unaudited pro forma combined financial statements do not reflect any cost savings or other synergies which may result from the transaction and are not necessarily indicative of future results of operations or financial position. Additionally, the unaudited pro forma combined statements of income exclude non-recurring charges directly attributable to the transaction which will be charged to operations in the quarter in which the transaction is consummated. THESE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS ARE PRESENTED IN ACCORDANCE WITH U.S. GAAP UNDER THE SUCCESSFUL EFFORTS METHOD OF ACCOUNTING FOR OIL AND GAS PROPERTIES. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of BR and Poco, including the notes thereto, incorporated by reference and included in this joint proxy statement.


              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


                                                              SEPTEMBER 30, 1999
                                             -------------------------------------------------------
                                                            POCO           PRO FORMA       PRO FORMA
                                               BR       U.S. GAAP(1)     ADJUSTMENTS(2)    COMBINED
                                             -------    -------------    --------------    ---------
                                                                  (IN MILLIONS)
ASSETS
Current Assets.............................  $   467       $   92                           $  559
Oil and Gas and Other Properties -- Net....    5,320        1,558            $ (379)(a)      6,499
Other Assets...............................      119            7                33 (b)        159
                                             -------       ------            ------         ------
          Total Assets.....................  $ 5,906       $1,657            $ (346)        $7,217
                                             =======       ======            ======         ======
LIABILITIES
Current Liabilities........................  $   448       $   85            $   28 (c)     $  561
Long-term Debt.............................    1,979          776                            2,755
Deferred Income Taxes......................      220          136              (169)(b)        220
                                                                                 33 (b)
Other Liabilities and Deferred Credits.....      251           12                              263
                                             -------       ------            ------         ------
                                               2,898        1,009              (108)         3,799
                                             -------       ------            ------         ------
STOCKHOLDERS' EQUITY
Common Stock and Paid-in Capital...........    2,994          974                            3,968
Retained Earnings (Deficit)................    1,013         (261)             (243)           509
Cost of Treasury Stock.....................     (999)                                         (999)
Accumulated Other Comprehensive Loss --
  Foreign Currency Translation.............                   (65)                5            (60)
                                             -------       ------            ------         ------
Common Stockholders' Equity................    3,008          648              (238)         3,418
                                             -------       ------            ------         ------
          Total Liabilities and Common
            Stockholders' Equity...........  $ 5,906       $1,657            $ (346)        $7,217
                                             =======       ======            ======         ======


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                                        NINE MONTHS ENDED SEPTEMBER 30, 1999
                                               -----------------------------------------------------
                                                            POCO           PRO FORMA       PRO FORMA
                                                BR      U.S. GAAP(1)     ADJUSTMENTS(2)    COMBINED
                                               -----    -------------    --------------    ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues.....................................  $1,162       $  289                           $1,451
Costs and Expenses...........................     963          197             $ (2)(a)       1,158
                                               ------       ------             ----          ------
Operating Income.............................     199           92                2             293
Interest Expense.............................     123           40                              163
Other (Income) Expense -- Net................       1          (12)                             (11)
                                               ------       ------             ----          ------
Income Before Income Taxes...................      75           64                2             141
Income Tax Expense...........................      28           27                1              56
                                               ------       ------             ----          ------
Net Income...................................  $   47       $   37             $  1          $   85
                                               ======       ======             ====          ======
Basic Earnings per Common Share..............  $  .27          .24                           $  .39
                                               ======       ======                           ======
Diluted Earnings per Common Share............  $  .26          .24                           $  .39
                                               ======       ======                           ======
Weighted Average Number of Common Shares
  Outstanding................................     177          153                              216(3)
                                               ======       ======                           ======
Weighted Average Number of Common Shares
  Outstanding, Including Dilution............     178          154                              217(3)
                                               ======       ======                           ======



                                                           YEAR ENDED DECEMBER 31, 1998
                                              ------------------------------------------------------
                                                            POCO           PRO FORMA       PRO FORMA
                                                BR      U.S. GAAP(1)     ADJUSTMENTS(2)    COMBINED
                                              ------    -------------    --------------    ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues....................................  $1,637       $  372                           $2,009
Costs and Expenses..........................   1,419          621            $  258(a)       2,298
                                              ------       ------            ------         ------
Operating Income (Loss).....................     218         (249)             (258)          (289)
Interest Expense............................     148           44                              192
Other Expense (Income) -- Net...............     (25)          17                               (8)
                                              ------       ------            ------         ------
Income (Loss) Before Income Taxes...........      95         (310)             (258)          (473)
Income Tax Expense (Benefit)................       9         (125)             (116)(a)       (232)
                                              ------       ------            ------         ------
Net Income (Loss)...........................  $   86       $ (185)           $ (142)        $ (241)
                                              ======       ======            ======         ======
Basic Earnings (Loss) per Common Share......  $  .48       $(1.37)                          $(1.14)
                                              ======       ======                           ======
Diluted Earnings (Loss) per Common Share....  $  .48       $(1.37)                          $(1.14)
                                              ======       ======                           ======
Weighted Average Number of Common Shares
  Outstanding...............................     177          136                              211(3)
                                              ======       ======                           ======
Weighted Average Number of Common Shares
  Outstanding, Including Dilution...........     178          136                              211(3)
                                              ======       ======                           ======



   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                                           YEAR ENDED DECEMBER 31, 1997
                                              ------------------------------------------------------
                                                            POCO           PRO FORMA       PRO FORMA
                                                BR      U.S. GAAP(1)     ADJUSTMENTS(2)    COMBINED
                                              ------    -------------    --------------    ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues....................................  $2,000       $  375                           $2,375
Costs and Expenses..........................   1,497          249            $   23(a)       1,769
                                              ------       ------            ------         ------
Operating Income............................     503          126               (23)           606
Interest Expense............................     142           32                              174
Other Expense (Income) -- Net...............     (50)          12                              (38)
                                              ------       ------            ------         ------
Income Before Income Taxes..................     411           82               (23)           470
Income Tax Expense..........................      92           36               (11)(a)        117
                                              ------       ------            ------         ------
Net Income..................................  $  319       $   46            $  (12)        $  353
                                              ======       ======            ======         ======
Basic Earnings per Common Share.............  $ 1.80       $  .36                           $ 1.69
                                              ======       ======                           ======
Diluted Earnings per Common Share...........  $ 1.79       $  .35                           $ 1.68
                                              ======       ======                           ======
Weighted Average Number of Common Shares
  Outstanding...............................     177          128                              209(3)
                                              ======       ======                           ======
Weighted Average Number of Common Shares
  Outstanding, Including Dilution...........     178          130                              211(3)
                                              ======       ======                           ======

                                                          YEAR ENDED DECEMBER 31, 1996
                                             -------------------------------------------------------
                                                            POCO           PRO FORMA       PRO FORMA
                                               BR       U.S. GAAP(1)     ADJUSTMENTS(2)    COMBINED
                                             ------    --------------    --------------    ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues...................................  $2,200        $  277                           $2,477
Costs and Expenses.........................   1,620           189            $   25(a)       1,834
                                             ------        ------            ------         ------
Operating Income...........................     580            88               (25)           643
Interest Expense...........................     147            24                              171
                                             ------        ------            ------         ------
Income Before Income Taxes.................     433            64               (25)           472
Income Tax Expense.........................      98            33               (12)(a)        119
                                             ------        ------            ------         ------
Net Income.................................  $  335        $   31            $  (13)        $  353
                                             ======        ======            ======         ======
Basic Earnings per Common Share............  $ 1.89        $  .27                           $ 1.71
                                             ======        ======                           ======
Diluted Earnings per Common Share..........  $ 1.88        $  .27                           $ 1.70
                                             ======        ======                           ======
Weighted Average Number of Common Shares
  Outstanding..............................     177           115                              206(3)
                                             ======        ======                           ======
Weighted Average Number of Common Shares
  Outstanding, Including Dilution..........     178           117                              207(3)
                                             ======        ======                           ======

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.   CONVERSION OF POCO TO U.S. GAAP AND U.S. DOLLARS

     The historical consolidated financial statements of Poco were prepared under Canadian GAAP and in Canadian dollars. For these unaudited pro forma combined financial statements, the historical financial information of Poco has been converted to U.S. GAAP using the full cost method of accounting for oil and gas properties and converted to U.S. dollars using the September 30, 1999 exchange rate (.6803) for the balance sheet and the average exchange rates for the nine month periods ended September 30, 1999 (.6711), and the years ended December 31, 1998 (.6748), 1997 (.7222) and
     1996 (.7333) for the statements of income. See Note 11 to Poco's historical consolidated financial statements included in Annex K, which is included in the Joint Management Information Circular and Proxy Statement incorporated herein by reference, for a description of the adjustments to convert Poco's financial statements from Canadian GAAP to U.S. GAAP using the full cost method of accounting for oil and gas properties.

                     U.S. GAAP STATEMENTS OF INCOME -- POCO

                                                       NINE MONTHS ENDED SEPTEMBER 30, 1999
                                            ----------------------------------------------------------
                                                                                               POCO
                                                POCO                                        HISTORICAL
                                             HISTORICAL      U.S. GAAP    POCO HISTORICAL   U.S. GAAP
                                            CANADIAN GAAP   ADJUSTMENTS      U.S. GAAP        U.S. $
                                            -------------   -----------   ---------------   ----------
                                                                  (IN MILLIONS)
    Revenues -- Net of Royalties..........      C$430                          C$430           $289
    Costs and Expenses....................        330         C$ (35)            295            197
                                                -----         ------           -----           ----
    Operating Income......................        100             35             135             92
    Interest Expense......................         57              3              60             40
    Other Income -- Net...................                       (19)            (19)           (12)
                                                -----         ------           -----           ----
    Income Before Income Taxes............         43             51              94             64
    Income Tax Expense....................         19             21              40             27
                                                -----         ------           -----           ----
    Net Income............................      C$ 24         C$  30           C$ 54           $ 37
                                                =====         ======           =====           ====

                                                           YEAR ENDED DECEMBER 31, 1998
                                            ----------------------------------------------------------
                                                                                               POCO
                                                POCO                                        HISTORICAL
                                             HISTORICAL      U.S. GAAP    POCO HISTORICAL   U.S. GAAP
                                            CANADIAN GAAP   ADJUSTMENTS      U.S. GAAP        U.S. $
                                            -------------   -----------   ---------------   ----------
                                                                  (IN MILLIONS)
    Revenues -- Net of Royalties..........      C$552                         C$ 552          $ 372
    Costs and Expenses....................        390         C$ 530             920            621
                                                -----         ------          ------          -----
    Operating Income......................        162           (530)           (368)          (249)
    Interest Expense......................         76            (10)             66             44
    Other Expense -- Net..................                        25              25             17
                                                -----         ------          ------          -----
    Income (Loss) Before Income Taxes.....         86           (545)           (459)          (310)
    Income Tax Expense (Benefit)..........         36           (220)           (184)          (125)
                                                -----         ------          ------          -----
    Net Income (Loss).....................      C$ 50         C$(325)         C$(275)         $(185)
                                                =====         ======          ======          =====

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     1. CONVERSION OF POCO TO U.S. GAAP AND U.S. DOLLARS (CONTINUED)

                                                          YEAR ENDED DECEMBER 31, 1997
                                              -----------------------------------------------------
                                                                                            POCO
                                                  POCO                         POCO      HISTORICAL
                                               HISTORICAL      U.S. GAAP    HISTORICAL   U.S. GAAP
                                              CANADIAN GAAP   ADJUSTMENTS   U.S. GAAP      U.S. $
                                              -------------   -----------   ----------   ----------
                                                                  (IN MILLIONS)
    Revenues -- Net of Royalties............      C$519                       C$519         $375
    Costs and Expenses......................        346                         346          249
                                                  -----                       -----         ----
    Operating Income........................        173                         173          126
    Interest Expense........................         49          C$ (4)          45           32
    Other Expense -- Net....................                        15           15           12
                                                  -----          -----        -----         ----
    Income Before Income Taxes..............        124            (11)         113           82
    Income Tax Expense......................         51             (2)          49           36
                                                  -----          -----        -----         ----
    Net Income..............................      C$ 73          C$ (9)       C$ 64         $ 46
                                                  =====          =====        =====         ====

                                                          YEAR ENDED DECEMBER 31, 1996
                                              -----------------------------------------------------
                                                                                            POCO
                                                  POCO                         POCO      HISTORICAL
                                               HISTORICAL      U.S. GAAP    HISTORICAL   U.S. GAAP
                                              CANADIAN GAAP   ADJUSTMENTS   U.S. GAAP      U.S. $
                                              -------------   -----------   ----------   ----------
                                                                  (IN MILLIONS)
    Revenues -- Net of Royalties............      C$378                       C$378         $277
    Costs and Expenses......................        264          C$ (5)         259          189
                                                  -----          -----        -----         ----
    Operating Income........................        114              5          119           88
    Interest Expense........................         34             (2)          32           24
                                                  -----          -----        -----         ----
    Income Before Income Taxes..............         80              7           87           64
    Income Tax Expense......................         46             (2)          44           33
                                                  -----          -----        -----         ----
    Net Income..............................      C$ 34          C$  9        C$ 43         $ 31
                                                  =====          =====        =====         ====

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

1. CONVERSION OF POCO TO U.S. GAAP AND U.S. DOLLARS (CONTINUED)

                        U.S. GAAP BALANCE SHEET -- POCO

                                                                SEPTEMBER 30, 1999
                                              -----------------------------------------------------
                                                                                            POCO
                                                  POCO                         POCO      HISTORICAL
                                               HISTORICAL      U.S. GAAP    HISTORICAL   U.S. GAAP
                                              CANADIAN GAAP   ADJUSTMENTS   U.S. GAAP      U.S. $
                                              -------------   -----------   ----------   ----------
                                                                  (IN MILLIONS)
    ASSETS
    Current Assets..........................     C$  135                     C$  135       $   92
    Property, Plant and Equipment...........       2,631        C$(341)        2,290        1,558
    Other Assets............................          27           (16)           11            7
                                                 -------        ------       -------       ------
                                                 C$2,793        C$(357)      C$2,436       $1,657
                                                 =======        ======       =======       ======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Accounts Payable and Accrued
      Liabilities...........................     C$  119        C$   6       C$  125       $   85
    Long-Term Debt..........................       1,065            75         1,140          776
    Deferred Income Taxes...................         358          (158)          200          136
    Other Liabilities.......................          18                          18           12
    Shareholders' Equity
      Common Shares.........................       1,219            92         1,311          974
      Earnings..............................          14          (372)         (358)        (261)
      Accumulated Other Comprehensive
         Loss -- Foreign Currency
         Translation........................                                                  (65)
                                                 -------        ------       -------       ------
                                                 C$2,793        C$(357)      C$2,436       $1,657
                                                 =======        ======       =======       ======

2.   PRO FORMA ADJUSTMENTS

(a) The following adjustments were made to reflect the conversion from the full cost method of accounting for oil and gas properties to the successful efforts method of accounting.

                                                           PERIOD ENDED       YEAR ENDED
                                                           SEPTEMBER 30       DECEMBER 31
                                                           ------------   -------------------
                                                               1999       1998    1997   1996
                                                           ------------   -----   ----   ----
   Capitalized costs expensed under the successful
     efforts method of accounting........................      $(28)      $ (36)  $(31)  $(18)
   Reversal of impairment of oil and gas properties
     recorded under the full cost method of accounting...                   356
   Impairment of oil and gas properties under the
     successful efforts method of accounting in
     accordance with SFAS No. 121........................                  (585)
   Adjustment to record depreciation, depletion and
     amortization on a field level basis.................        30           7      8     (7)
   Adjustment to reflect tax effect of pro forma
     adjustments.........................................        (1)        116     11     12
                                                               ----       -----   ----   ----
   Increase (decrease) net income........................      $  1       $(142)  $(12)  $(13)
                                                               ====       =====   ====   ====


      The cumulative adjustment to oil and gas properties at September 30, 1999 to reflect the conversion from the full cost method to the successful efforts method was a $379 million reduction to oil and gas properties.


(b) To adjust deferred income taxes by $169 million at September 30, 1999 for the tax effect of the adjustment to convert to the successful efforts method and to reclassify the $33 million deferred tax asset of Poco to other assets.



(c) Reflects the estimated direct costs associated with the transaction between BR and Poco which approximate $40 million ($28 million net of income tax). These non-recurring costs, which are subject to change, will be charged to operations in the quarter in which the transaction is consummated. It is expected that substantially all of the costs related to this transaction will be paid within one year after the transaction is consummated.

3.   PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING

      The pro forma weighted average number of Poco common shares outstanding and weighted average number of common shares outstanding, including dilution for each period has been calculated using the exchange ratio of
      0.25 exchangeable shares for each Poco common share.

                            PLAN OF DISTRIBUTION

     Our common stock may be issued to you in several ways:

     o You have the right to exchange or cause the redemption of your exchangeable shares. You may require an exchange by us or redemption by BR Canada of your exchangeable shares for our common stock. These rights are called your:

          o    exchange put rights; and

          o    retraction rights;

     o Automatic exchange or redemption. Upon the occurrence of a specified triggering event, you will be required to exchange your exchangeable shares for our common stock. These rights arise automatically upon the occurrence of triggering events, and are called:

          o    the automatic redemption right;

          o    the optional exchange right;

          o    the liquidation right; and

          o    the automatic exchange right;

     o We may exercise our call rights. Our call rights permit us to require an exchange of exchangeable shares for our common stock if you exercise your retraction rights or in any circumstance where BR Canada would redeem your exchangeable shares. We plan to exercise our call rights, when available, and currently foresee no circumstances under which we would not exercise our call rights. We expect that you will receive our common stock only through an exchange with us, as opposed to a redemption by BR Canada, of your exchangeable shares for our common stock. While the consideration received upon an exchange with us or a redemption by BR Canada will be the same, the tax consequences will be substantially different. These call rights are called our:

          o    retraction call rights;

          o    liquidation call rights; and

          o    redemption call rights.

YOUR RIGHTS TO EXCHANGE OR REDEEM YOUR SHARES

     We will grant your exchange put right described below to CIBC Mellon Trust Company, as trustee, for the benefit of the holders of the exchangeable shares. You also have the right to retract any or all of your exchangeable shares.

     Your exchange put right. You may require us to exchange all or any part of your exchangeable shares for an equivalent number of shares of our common stock, plus all of our dividends, payable and unpaid. You may exercise your exchange put right by presenting to CIBC Mellon at its principal offices in Calgary, Alberta or Toronto, Ontario:

     o    written notice;

     o a certificate or certificates representing the exchangeable shares you desire to have us exchange; and

     o other documents and instruments as provided in the voting and exchange trust agreement among us, BR Canada and CIBC Mellon.

     An exchange pursuant to this right will be completed not later than the close of business on the third business day following receipt by CIBC Mellon of the items listed above.

     Your retraction rights. Subject to applicable law and our retraction call right, you are entitled at any time to retract, or require BR Canada to redeem, any or all of your exchangeable shares and to receive an equal number of shares of our common stock plus the amount of all of our dividends, payable and unpaid. You may retract by presenting to CIBC Mellon or BR Canada:

     o a certificate or certificates representing the number of exchangeable shares you desire to retract; and

     o    a duly executed retraction request:

          o specifying the number of exchangeable shares you desire to retract;

          o stating the retraction date on which you desire to have BR Canada redeem your shares, which must be a business day between five and ten days from the date of delivery of the request; and

          o acknowledging our retraction call right to purchase all but not less than all of the retracted shares directly from you and that the retraction request will be deemed to be a revocable offer by you to sell the retracted shares to us in accordance with our retraction call right on the terms and conditions described below.

     BR Canada will promptly notify us upon receipt of a retraction request. In order to exercise our retraction call right, we must notify BR Canada of our determination to do so within two business days of our receipt of notification. If we deliver the call notice within two business days, and you have not revoked your retraction request, BR Canada will not redeem the retracted shares and we will purchase from you the retracted shares on the retraction. If we do not timely deliver the call notice and you have not revoked your retraction request, BR Canada will redeem the retracted shares on the retraction date.

     You may withdraw your retraction request by giving notice in writing to BR Canada before the close of business on the business day before your retraction date. If you withdraw your retraction request, your offer to sell the shares to us will be deemed to have been revoked. If, as a result of liquidity or solvency requirements or other provisions of applicable law, BR Canada is not permitted to redeem all the exchangeable shares you desire to retract, BR Canada will redeem only those exchangeable shares you have tendered as would be permitted by applicable law.

     Your retraction rights are subject to our retraction call rights.

     If any of your exchangeable shares are not redeemed by BR Canada as a consequence of applicable law or purchased by us, you will be deemed to have required us to purchase your unretracted shares in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends, payable and unpaid, on the retraction date pursuant to your exchange put right.

AUTOMATIC RIGHTS

     The automatic redemption right. Subject to applicable law and our redemption call rights, on an automatic redemption date, BR Canada will redeem all but not less than all of the then outstanding exchangeable shares in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends, payable and unpaid. Notwithstanding any proposed redemption of the exchangeable shares, our redemption call rights give us the overriding right to acquire on an automatic redemption date all but not less than all of the outstanding exchangeable shares in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends, payable and unpaid.

     An automatic redemption date is the first to occur of:

     o the date selected by the BR Canada board, if the selected date is later than the fifth anniversary of the closing of our acquisition of Poco;

     o the date selected by the BR Canada board, if the selected date is later than the third anniversary of the closing of our acquisition of Poco and if less than 10% of the number of exchangeable shares issuable at the closing of our acquisition of Poco, other than exchangeable shares held by BR and entities controlled by BR, are outstanding;

     o the date on which the share purchase rights issued pursuant to our rights agreement separate from our common stock and become exercisable;

     o the business day prior to the record date for any meeting or vote of the BR Canada shareholders to consider any matter in which the holders of exchangeable shares would be entitled to vote as BR Canada shareholders, but excluding any meeting or vote as described in the bullet immediately below; and

     o the business day following the day on which the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, if and to the extent the action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, if the approval or disapproval, as applicable, of the change would be required to maintain the economic and legal equivalence of the exchangeable shares and our common stock.

     At least 45 days before an automatic redemption date or before a possible automatic redemption date which may result from a failure of the holders of the exchangeable shares to take a necessary action as described above, BR Canada shall provide you with written notice of the proposed redemption or possible redemption of the exchangeable shares by BR Canada. In the case of a possible automatic redemption date, the notice will be given contingently and will be withdrawn if the contingency does not occur.

     The optional exchange right. Upon the occurrence and during the continuance of a BR Canada insolvency event, you will be entitled to instruct CIBC Mellon to exercise the optional exchange right, with respect to any or all of your exchangeable shares, requiring us to acquire your exchangeable shares. Immediately upon the occurrence of a BR Canada insolvency event or any event which may, with the passage of time or the giving of notice, become a BR Canada insolvency event, we and BR Canada will give written notice to CIBC Mellon. CIBC Mellon will then promptly notify you of the event or potential event and will advise you of your rights with respect to the optional exchange right. The consideration for each exchangeable share to be acquired under the optional exchange right will be one share of our common stock, plus the amount of all of our dividends, payable and unpaid.

     A BR Canada insolvency event is:

     o the institution of, or the consent of BR Canada to the institution of, any proceeding for BR Canada to be adjudicated bankrupt or insolvent or to be dissolved or wound-up, or the filing of a petition, answer or consent seeking dissolution or winding-up under bankruptcy, insolvency or analogous laws;

     o the failure of BR Canada to contest in good faith any bankruptcy, insolvency, dissolution, winding-up proceeding or analogous proceeding commenced against it within 15 days of becoming aware of the proceeding;

     o the consent of BR Canada to the filing of any bankruptcy, insolvency, dissolution, winding-up petition or analogous petition or appointment of a receiver;

     o the making by BR Canada of a general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

     o BR Canada's not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any exchangeable shares pursuant to a retraction request.

     If, as a result of liquidity or solvency requirements or other provisions of applicable law, BR Canada is not permitted to redeem all of your exchangeable shares tendered for retraction in accordance with your retraction call rights, you will be deemed to have exercised the optional exchange right with respect to your unredeemed exchangeable shares, and we will be required to purchase your unredeemed shares.

     The liquidation right. Subject to our liquidation call right, in the event of the liquidation, dissolution or winding-up of BR Canada or any other distribution of assets of BR Canada among its shareholders for the purpose of winding-up its affairs, you will be entitled to receive for each exchangeable share one share of BR common stock, together with the amount of all of our dividends, payable and unpaid.

     The automatic exchange right. In the event of a BR liquidation event, we will be deemed to have purchased each outstanding exchangeable share and you will be deemed to have sold your exchangeable shares to us for an equal number of shares of BR common stock, plus the equivalent amount of all BR dividends, payable and unpaid.

     A BR liquidation event is:

     o any determination by our board to institute voluntary liquidation, dissolution or winding-up proceedings of BR or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; or

     o the earlier of receipt of notice of, and our otherwise becoming aware of, any threatened or instituted claim or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of BR or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

OUR CALL RIGHTS

     In the circumstances described below, we will have overriding call rights to acquire your exchangeable shares by delivering an equal number of shares of our common stock, plus the amount of all of our dividends, payable and unpaid. Different Canadian federal income tax consequences may arise depending upon whether we exercise our call rights or whether your exchangeable shares are redeemed by BR Canada. See "Canadian Federal Income Tax Considerations."

     Our retraction call right. If you request the redemption by BR Canada of your exchangeable shares, you will be deemed to offer your exchangeable shares to us, and we will have an overriding retraction call right to acquire all, but not less than all, of the exchangeable shares that you have requested BR Canada to redeem in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends, payable and unpaid.

     Our liquidation call right. We will be granted an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of BR Canada or any other distribution of the assets of BR Canada among its shareholders for the purpose of winding-up its affairs, to acquire all, but not less than all, of the exchangeable shares then outstanding in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends, payable and unpaid. Upon the exercise of our liquidation call right, you will be obligated to transfer your exchangeable shares to us. Our acquisition of all of the outstanding exchangeable shares upon the exercise of our liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of BR Canada.

     Our redemption call right. We have an overriding redemption call right to acquire on an automatic redemption date all, but not less than all, of the exchangeable shares then outstanding in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends, payable and unpaid, and, upon the exercise of our redemption call right, you will be obligated to transfer your shares to us.

     If we exercise one or more of our call rights, we will directly issue our common stock to you and will become the holder of your exchangeable shares. We will not be entitled to exercise any of the voting rights attached to your exchangeable shares. If we decline to exercise our call rights when available, we will be required to issue our common stock as BR Canada directs, including to BR Canada, which will, in turn, transfer our common stock to you in consideration for the return and cancellation of your exchangeable shares. In the event we do not exercise our call rights when applicable and instead deliver our common stock as BR Canada directs, you would receive the same consideration, while the Canadian tax consequences will be substantially different. See "Canadian Federal Income Tax Considerations." However, we anticipate that we will exercise our call rights, when available, and currently foresee no circumstances under which we would not exercise our call rights. In addition, we do not anticipate any restriction or limitation on the number of exchangeable shares we would acquire upon the exercise of our call rights.

                         INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
------------------------------------------

     In the opinion of Bennett Jones, our Canadian counsel, the following is a fair and adequate summary of the material Canadian federal income tax considerations generally applicable under the Canadian Income Tax Act if you hold exchangeable shares or acquire our common stock on the exchange of exchangeable shares and if, for purposes of the Canadian Income Tax Act, you deal with us at arm's length and hold your exchangeable shares and will hold our common stock as capital property. This discussion does not apply to you if you are a "financial institution", as defined in the Canadian Income Tax Act, and are therefore subject to the mark-to-market provisions of the Canadian Income Tax Act.

     The exchangeable shares and our common stock will generally be considered to be capital property to you unless the shares are held by you in the course of carrying on a business of buying and selling similar securities or the shares are acquired in a transaction considered to be an adventure in the nature of trade. If you are a resident of Canada and the exchangeable shares might not otherwise qualify as capital property, you may be entitled to obtain this qualification by making the irrevocable election provided under subsection 39(4) of the Canadian Income Tax Act. If you do not hold your exchangeable shares or will not hold our common stock as capital property, you should consult your own tax advisors for information and advice having regard to your particular circumstances.

     This summary is based on the current provisions of the Canadian Income Tax Act and regulations, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended and our counsel's understanding of the current published administrative practices of Revenue Canada. This summary takes into account all specific proposals to amend the Canadian Income Tax Act and regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof and assumes that all of these proposed amendments will be enacted in their present form. No assurances can be given that any proposed amendments will be enacted in the form proposed, if at all. Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from the Canadian federal income tax considerations described below. No advance income tax ruling has been sought or obtained from Revenue Canada to confirm the tax consequences of any of the transactions relating to the exchangeable shares or the acquisition of our common stock on the exchange of exchangeable shares.

     For purposes of the Canadian Income Tax Act, all amounts relating to the acquisition, holding or disposition of our common stock, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time these amounts arise.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

SHAREHOLDERS RESIDENT IN CANADA

     The following portion of this summary will apply to you if, for the purposes of the Canadian Income Tax Act and any applicable income tax treaty or convention, you are resident or deemed to be resident in Canada at all relevant times. This summary does not apply to you if we are or will be a "foreign affiliate" of you as defined in the Canadian Income Tax Act or if you hold or will hold more than 10% of the exchangeable shares.

     Redemption of exchangeable shares. On a redemption (including a retraction) of your exchangeable shares by BR Canada, you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital of the exchangeable shares so redeemed. For these purposes, the redemption proceeds will be the fair market value of our common stock received from BR Canada at the time of the redemption plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. The taxation of dividends received on the exchangeable shares is described below.

     On a redemption (including a retraction) of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares, but the amount of the deemed dividend will be excluded in computing your proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. If you are a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

     Exchange of exchangeable shares with us. On an exchange of your exchangeable shares with us for our common stock, you will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of the exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of our common stock which you receive plus any other amounts received from us as part of the exchange. The taxation of capital gains and capital losses is described below.

     Dividends on exchangeable shares. If you are an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing your income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada.

     If you are a corporation other than a "specified financial institution", as defined in the Canadian Income Tax Act, dividends received or deemed to be received on the exchangeable shares normally will be included in your income and deductible in computing your taxable income.

     The exchangeable shares will be "term preferred shares", as defined in the Canadian Income Tax Act. Consequently, if you are a "specified financial institution", as defined in the Canadian Income Tax Act, a dividend received or deemed to be received on the exchangeable shares will be deductible in computing your taxable income only if:

     o you did not acquire the exchangeable shares in the ordinary course of carrying on your business; or

     o at the time the dividend is received, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and you, either alone or together with persons with whom you do not deal at arm's length, do not receive (or are not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

     In addition, to the extent that a deemed dividend arises on the redemption of the exchangeable shares by BR Canada, a portion of the dividend may not be subject to the denial of dividend deduction applicable in respect of term preferred shares in accordance with the exceptions outlined above. If you are a specified financial institution, you should consult you own tax advisors.

     If you are a "private corporation", as defined in the Canadian Income Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, you may be liable under Part IV of the Canadian Income Tax Act to pay a refundable tax of 33 1/3% of any dividends received or deemed to be received on your exchangeable shares to the extent that these dividends are deductible in computing your taxable income.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Canadian Income Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include dividends or deemed dividends that are not deductible in computing taxable income.

     Acquisition and disposition of our common stock. The cost of our common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of these shares at the time of that event, and will be averaged with the adjusted cost base of any other shares of our common stock held by you at that time as capital property. A disposition or deemed disposition of our common stock by you will generally result in the realization of a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of these shares immediately before the disposition. The taxation of capital gains and capital losses is described below.

     Dividends on our common stock. Dividends on our common stock will be included in your income for the purposes of the Canadian Income Tax Act. If you are an individual, you will not be subject to the gross-up and dividend tax credit rules in the Canadian Income Tax Act applicable to dividends received from corporations resident in Canada. If you are a corporation, you will be required to include these dividends in computing your income and generally will not be entitled to deduct the amount of these dividends in computing your taxable income.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Canadian Income Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include these dividends.

     If there is United States non-resident withholding tax on any dividends you receive on our common stock, you will be generally be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Income Tax Act.

     Taxation of capital gains and capital losses. Three-quarters of any capital gain realized on a disposition or deemed disposition of exchangeable shares or our common stock must be included in your income for the year of the disposition. You generally may be able to deduct three-quarters of any capital losses against three-quarters of any capital gains realized in the year of the disposition. Any capital losses in excess of capital gains in the year of the disposition may generally be carried back and deducted against net capital gains (capital gains less capital losses) up to three taxation years or carried forward indefinitely, to the extent and in the circumstances prescribed in the Canadian Income Tax Act.

     Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Income Tax Act.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Canadian Income Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include an amount in respect of taxable capital gains.

     If you are a corporation, the amount of any capital losses arising from a disposition or deemed disposition of shares may be reduced by the amount of any dividends received or deemed to have been received by you on these shares to the extent and under circumstances prescribed by the Canadian Income Tax Act. Similar rules may apply where you are a corporation and a member of a partnership or a beneficiary of a trust that owns these shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any of these shares. You should consult your own tax advisors if these rules may be relevant to you.

     Foreign property information reporting. With some exceptions, any taxpayer resident in Canada in the year will be a "specified Canadian entity", as defined in the Canadian Income Tax Act. If you are a specified Canadian entity for a taxation year or fiscal period and the total cost amount of "specified foreign property", which would include our common stock, at any time in the year or fiscal period exceeds C$100,000, you will be required to file an information return for the year or period disclosing prescribed information, your cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of the specified foreign property. You should consult you own advisors about whether you must comply with these rules with respect to the ownership of our common stock.

SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of this summary will apply to you only if, for purposes of the Canadian Income Tax Act and any applicable tax treaty or convention, you will not be resident or deemed to be resident in Canada at any time while you hold exchangeable shares or our common stock, and if you will not use or hold the exchangeable shares or our common stock in the course of carrying on a business (including an insurance business) in Canada and, except as specifically discussed below, if those shares do not constitute "taxable Canadian property" to you as defined in the Canadian Income Tax Act.

     The exchangeable shares will generally not be taxable Canadian property to you at a particular time provided that these shares are listed on a prescribed stock exchange (which currently includes the TSE) and you, separately or together with persons with whom you do not deal at arm's length, have not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of BR Canada at any time within five years preceding the particular time. Our common stock will generally not constitute taxable Canadian property to you.

     Provided the exchangeable shares or our common stock are not taxable Canadian property to you, you will not be subject to tax under the Canadian Income Tax Act on the exchange of exchangeable shares for our common stock (except to the extent the exchange gives rise to a deemed dividend as discussed below), or on the sale or other disposition of exchangeable shares or our common stock.

     Dividends paid or deemed to be paid on the exchangeable shares will be subject to non-resident withholding tax under the Canadian Income Tax Act at the rate of 25%, although this rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the Canada-U.S. Tax Convention the rate of non-resident withholding tax is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the convention.

     A holder whose exchangeable shares are redeemed by BR Canada (either under redemption rights or pursuant to retraction rights) will be deemed to receive a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital of the exchangeable shares at the time the exchangeable shares are redeemed. For these purposes, the redemption proceeds will be the fair market value of our common stock received from BR Canada at the time of the redemption plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. Any deemed dividend will be subject to non-resident withholding tax as described in the preceding paragraph. However, we anticipate that we will exercise our call rights, when available, and currently foresee no circumstances under which exchangeable shares would be redeemed by BR Canada.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
--------------------------------------

     In the opinion of White & Case LLP, U.S. tax counsel to BR, the following is a description of the material U.S. federal income tax considerations generally applicable to holders of exchangeable shares that hold their exchangeable shares as capital assets and that exchange those shares for shares of BR common stock. This description is based on:

     o    the U.S. Internal Revenue Code of 1986, as amended;

     o    income tax regulations, proposed and final, issued under the U.S.
          Code; and

     o judicial and administrative interpretations of the U.S. Code and regulations;

in each case as in effect and available as of the date of this prospectus.

     These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this prospectus. These income tax laws and regulations are also subject to various interpretations, and the U.S. Internal Revenue Service or the U.S. courts could later disagree with the explanations or conclusions contained in this description.

     For purposes of this description, a U.S. holder is a beneficial owner of exchangeable shares or BR common stock, as the case may be, that, for U.S. federal income tax purposes, is:

     o a citizen or resident of the U.S., including some former citizens or residents of the U.S.;

     o a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

     o an estate if its income is subject to U.S. federal income taxation regardless of its source; or

     o a trust if it has validly elected to be treated as a United States person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

     A non-U.S. holder is a beneficial owner of exchangeable shares or BR common stock, as the case may be, other than a U.S. holder.

     The tax consequences to the following parties are not addressed in this description:

     o persons that may be subject to special tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, regulated investment companies, insurance companies, and brokers and dealers or traders in securities or currencies;

     o persons who acquired exchangeable shares pursuant to an exercise of employee stock options or rights or otherwise as compensation;

     o persons having a functional currency for U.S. federal income tax purposes other than the U.S. dollar;

     o persons that hold or will hold exchangeable shares or BR common stock, as the case may be, as part of a position in a straddle or as part of a hedging or conversion transaction; and

     o persons that own, or are deemed to own, 5% or more, by voting power or value, of the outstanding stock of BR Canada or BR, as the case may be.

     U.S. holders who do not maintain a substantial presence, permanent home or habitual abode in the U.S. or whose personal and economic relations are not closer to the U.S. than to any other country (other than Canada) may be unable to benefit from the provisions described herein of the Canada-U.S. Tax Convention. These holders should consult their own tax advisors concerning the availability of benefits under the Canada-U.S. Tax Convention.

     No statutory, judicial, or administrative authority exists which directly addresses some of the U.S. federal income tax consequences of the issuance and ownership of instruments and rights comparable to the exchangeable shares and the related rights. Therefore, some aspects of the U.S. federal income tax treatment of the exchange of exchangeable shares for shares of BR common stock are not certain. No advance income tax ruling has been sought or obtained from the IRS regarding any of the tax consequences of the exchange of exchangeable shares for shares of BR common stock.

     This description does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address all aspects of U.S.

federal income taxation that may be applicable to particular holders. In addition, this description does not address the U.S. state or local tax consequences or the tax consequences in jurisdictions other than the U.S. of the exchange of exchangeable shares for shares of BR common stock.

     HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE NON-U.S. TAX CONSEQUENCES OF THE EXCHANGE OF EXCHANGEABLE SHARES FOR SHARES OF BR COMMON STOCK AND THE OWNERSHIP OF SHARES OF BR COMMON STOCK.

UNITED STATES HOLDERS

     Tax treatment of the initial exchange. White & Case LLP has opined that, although not free from doubt, it is more likely than not that U.S. holders of Poco common shares that exchange their Poco common shares for exchangeable shares will not recognize gain or loss on that exchange for U.S. federal income tax purposes. There is, however, no direct authority addressing the proper treatment of that initial exchange for U.S. federal income tax purposes, and, therefore, White & Case LLP's opinion regarding the initial exchange and the conclusions contained in the discussion below regarding the exchange of exchangeable shares for shares of BR common stock are subject to significant uncertainty. Accordingly, there can be no assurance that the IRS will not challenge a U.S. holder's assertion that the initial exchange of Poco common shares for exchangeable shares gives rise to no gain or loss for U.S. federal income tax purposes, that the exchange of exchangeable shares for shares of BR common stock results in the tax consequences described below, or that, if challenged, a court will not agree with the IRS.

     CONSEQUENCES IF THE INITIAL EXCHANGE OF POCO COMMON SHARES FOR EXCHANGEABLE SHARES IS TAX-FREE

     Assuming that the initial exchange of Poco common shares for exchangeable shares does not constitute a taxable transaction for U.S. federal income tax purposes, the following U.S. federal income tax consequences should apply to the exchange of exchangeable shares for shares of BR common stock. A U.S. holder that exchanges exchangeable shares for shares of BR common stock, including an exchange upon the occurrence of an automatic redemption date, may be justified in taking the position that no gain or loss is recognized on the exchange on the grounds that the initial exchange of Poco common shares for exchangeable shares was made pursuant to a tax-free reorganization under Section 368(a)(1)(B) of the U.S. Code in which the exchangeable shares, in substance, constituted BR common stock, and, therefore, the exchange of the exchangeable shares for shares of BR common stock is not a taxable event. In that case, the aggregate tax basis of the BR common stock received pursuant to the exchange by the U.S. holder of exchangeable shares should equal the holder's aggregate adjusted tax basis in the exchangeable shares surrendered pursuant to the exchange, and the holding period of the BR common stock received by the U.S. holder of exchangeable shares pursuant to the exchange should include the holding period of the exchangeable shares surrendered in the exchange, which, in turn, should include the holding period of any Poco common shares exchanged in the initial exchange, provided that the Poco common shares and exchangeable shares have been held as capital assets immediately prior to the initial exchange and the subsequent exchange, respectively.

     If, however, the initial exchange of Poco common shares for exchangeable shares is considered to be made pursuant to a transaction described in Section 351(a) of the U.S. Code in which the transferee corporation is BR Canada, then, subject to the discussion below, a U.S. holder that exchanges exchangeable shares for shares of BR common stock, including an exchange upon the occurrence of an automatic redemption date, may be required to recognize gain or loss equal to the difference between the fair market value of the shares of BR common stock received at the time of the exchange and the U.S. holder's aggregate adjusted tax basis in the exchangeable shares exchanged. In that case, the gain or loss, if any, will be capital gain or loss if the exchangeable shares are held as a capital asset at the time of the exchange, except that, with respect to any amount representing accrued but unpaid dividends on the exchangeable shares, ordinary income may be recognized by the holder thereof. In the case of a noncorporate U.S. holder of exchangeable shares that receives BR common stock on the exchange, generally the maximum U.S. federal income tax rate applicable to any capital gain recognized on the exchange will be lower than the maximum U.S. federal income tax rate applicable to ordinary income if the holder's holding period for the exchangeable shares, which should include the holding period of any Poco common shares exchanged in the initial exchange, provided that the Poco common shares have been held as capital assets immediately prior to the initial exchange, exceeds one year. The deductibility of capital losses is subject to limitations. The U.S. holder's tax basis in the shares of BR common stock will be the fair market value of the shares of BR common stock received by the U.S. holder in the exchange, and the holding period will begin on the day after the exchange.

     For U.S. federal income tax purposes, any gain recognized by a U.S. holder on the exchange of exchangeable shares for shares of BR common stock generally will be treated as U.S. source gain, except that, under the terms of the Canada-U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the gain generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

     In view of this possibility of recognizing gain or loss upon the exchange of the exchangeable shares for shares of BR common stock, U.S. holders may wish to consider delaying the exchange until the time when they intend to dispose of the shares of BR common stock receivable in exchange for their exchangeable shares or, as discussed below, until the time when BR will own at least 80% of all the then issued and outstanding exchangeable shares either at the time of or as a result of the exchange.

     Assuming that the initial exchange of Poco common shares for exchangeable shares is considered to be made pursuant to a transaction described in Section 351(a) of the U.S. Code in which the transferee corporation is BR Canada, the exchange by a U.S. holder of exchangeable shares for shares of BR common stock may be characterized as a tax-free exchange under limited circumstances. An exchange of exchangeable shares for shares of BR common stock generally may be characterized as a tax-free exchange if: at least 80% of the then outstanding exchangeable shares are held by BR either at the time of or as a result of the exchange; and in the exchange, BR, rather than BR Canada, acquires the exchangeable shares in exchange for shares of BR common stock pursuant to the exercise of its call rights. In any case, the exchange would not be tax-free unless some other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date of this prospectus. If the exchange did qualify as a tax-free exchange, a U.S. holder's aggregate tax basis in the shares of BR common stock received would be equal to the holder's aggregate adjusted tax basis in the exchangeable shares exchanged. The holding period of the shares of BR common stock received by the U.S. holder should include the holding period of the exchangeable shares exchanged, which, in turn, should include the holding period of any Poco common shares exchanged in the initial exchange, provided that the Poco common shares and exchangeable shares have been held as capital assets immediately prior to the initial exchange and the subsequent exchange, respectively.

     CONSEQUENCES IF THE INITIAL EXCHANGE OF POCO COMMON SHARES FOR EXCHANGEABLE SHARES AND THE RELATED RIGHTS IS TAXABLE

     Assuming that the initial exchange of Poco common shares for exchangeable shares and the related rights constitutes a taxable transaction for U.S. federal income tax purposes, the following U.S. federal income tax consequences should apply to the exchange of exchangeable shares and the related rights for shares of BR common stock. A U.S. holder that exchanges exchangeable shares and the related rights for shares of BR common stock, including an exchange upon the occurrence of an automatic redemption date, generally will recognize gain or loss on the receipt of the shares of BR common stock in exchange for the exchangeable shares and the related rights. The gain or loss will be equal to the difference between the fair market value of the shares of BR common stock at the time of the exchange and the U.S. holder's aggregate adjusted tax basis in the exchangeable shares and the related rights exchanged. The gain or loss, if any, will be capital gain or loss if the exchangeable shares are held as a capital asset at the time of the exchange, except that, with respect to any declared but unpaid dividends on the exchangeable shares, ordinary income may be recognized by the holder of the exchangeable shares. In the case of a noncorporate U.S. holder, generally the maximum marginal U.S. federal income tax rate applicable to any capital gain recognized on the exchange will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if the U.S. holder's holding period for the exchangeable shares and the related rights exceeds one year at the time of the exchange. A U.S. holder's tax basis in the shares of BR common stock will equal the fair market value of the shares of BR common stock received by the U.S. holder in the exchange and the holder's holding period will begin on the day after the date that the U.S. holder received the shares of BR common stock.

     For U.S. federal income tax purposes, any gain recognized by a U.S. holder on the exchange of exchangeable shares and the related rights for shares of BR common stock generally will be treated as U.S. source gain, except that, under the terms of the Canada-U.S. Tax Convention, the gain may be treated as sourced in Canada. Any Canadian tax imposed on the gain generally will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to deduct the Canadian tax in computing U.S. taxable income.

NON-U.S. HOLDERS

     Subject to the discussion below under "Backup withholding tax and information reporting requirements", a non-U.S. holder generally will not be subject to U.S. federal income tax on gain, if any, recognized on the exchange of exchangeable shares for shares of BR common stock or on the sale of shares of BR common stock, unless the gain is effectively connected with a U.S. trade or business of the holder or, in the case of gains recognized by an individual, the individual is present in the U.S. for 183 days or more in the taxable year of disposition, and some other conditions are satisfied.

     Subject to the discussion below under "Backup withholding tax and information reporting requirements", dividends, unless effectively connected with a U.S. trade or business, received by non-U.S. holders with respect to the BR common stock generally will be subject to U.S. withholding tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty. This reduction generally would result in a withholding tax of 15% on dividends paid to eligible residents of Canada under the Canada-U.S. Tax Convention.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

     U.S. backup withholding tax and information reporting requirements generally apply to some payments to particular noncorporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, BR common stock by a payor or middleman to a holder of BR common stock other than an exempt recipient. Exempt recipients include corporations, payees that are not United States persons and that provide an appropriate certification and some other persons. A payor or middleman will be required to withhold 31% of any payments of dividends on, and to proceeds from the sale or redemption of, BR common stock, unless the holder is an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with the backup withholding tax requirements. However, dividends paid to non-U.S. holders outside the United States that are subject to the 30% withholding tax or a reduced rate under a United States income tax treaty will be exempt from backup withholding tax.

     Income tax regulations issued on October 6, 1997, and an IRS notice issued on April 29, 1999, would modify some of the rules discussed above generally with respect to payments on BR common stock made after December 31, 2000. In particular, in the case of payments by a payor or middleman to a foreign partnership, other than payments to a foreign partnership that qualifies as a withholding foreign partnership within the meaning of these income tax regulations and payments to a foreign partnership that are effectively connected with the conduct of a trade or business in the U.S., the partners of the partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor or middleman may rely on a certification provided by a non-U.S. holder only if the payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in the certificate is unreliable.

     THE DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A HOLDER OF EXCHANGEABLE SHARES THAT EXCHANGES THOSE SHARES FOR SHARES OF BR COMMON STOCK. HOLDERS OF EXCHANGEABLE SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.


                               LEGAL MATTERS

     The validity of the shares of our common stock will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain U.S. federal income tax matters have been passed upon by White & Case LLP, New York, New York, and certain Canadian federal income tax matters have been passed upon by Bennett Jones, Calgary, Alberta.

                                  EXPERTS

     The financial statements of Burlington Resources Inc. incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Poco Petroleums Ltd., as at December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998 have been included in the Definitive Proxy Statement on
Schedule 14-A filed October 13, 1999 which has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND MORE INFORMATION

     This prospectus does not contain all the information set forth in the registration statement filed with the SEC, parts of which are omitted in accordance with the rules and regulations of the SEC. For more information on us and the securities covered by this prospectus you should see the registration statement and the exhibits and schedules. Any statement made in this prospectus concerning the provisions of the documents may be incomplete, and you should refer to the copy of any documents filed as an exhibit to the registration statement with the SEC.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. You may also read and copy any document we file at these rooms located at:

     o    Fifth Street, N.W., Washington, DC 20549;

     o    7 World Trade Center, New York, NY 10048; and

     o    Citicorp Center, 500 W. Madison St., Chicago, IL 60661.

     You can also inspect these materials at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede this information.

     We incorporate by reference the following documents and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     o our definitive Joint Proxy Statement on Schedule 14A filed October 14, 1999;

     o    our Annual Report on Form 10-K for the fiscal year ended December
          31, 1998;

     o our Quarterly Reports on Form 10-Q for the three-month periods ended March 3, June 30 and September 30, 1999;

     o our Current Reports on Form 8-K filed with the SEC on March 3, August 18, and August 19, 1999;

     o the description of our common stock contained in our Registration Statement on Form S-3, dated July 19, 1999; and

     o the description of our rights agreement contained in our Registration Statement on Form 8-A filed with the SEC on December 18, 1998.

     On request, we will provide without charge a copy of any or all of the above documents incorporated by reference (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Send your written or oral requests to: Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056, telephone: (713) 624-9500.

     You should rely only on the information we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses (except for the SEC registration fee), other than underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

     SEC registration fee.................................          $382,975
     Fees and expenses of qualification
       under state securities
       laws (including legal fees)........................                 0
     Printing and engraving expenses......................            50,000
     Legal fees and expenses..............................            50,000
     Accounting fees and expenses.........................            25,000
     Miscellaneous........................................             4,900
                                                           -----------------
            Total......................................... $         512,875
                                                           =================

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article IX of our by-laws requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, our by-laws provide an unconditional right to indemnification for all expense, liability, and loss, including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement, actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving as a director or officer of BR, or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. Our by-laws also provide that we may, by action of our board of directors, provide indemnification to our agents with the same scope and effect as the foregoing indemnification of directors and officers. Section

102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     o any breach of the director's duty of loyalty to the corporation or its stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o payment of unlawful dividends or unlawful stock purchases or redemptions; or

     o any transaction from which the director derived an improper personal benefit.

     Article 13 of our certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of BR shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of Article 13 shall not adversely affect any right or protection of a director of BR for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. We maintain directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of BR and our subsidiaries, of some losses of such persons, other than matters uninsurable under law, arising from claims, including claims arising under the Securities Act of 1933, for acts or omissions by such persons while acting as directors or officers of BR and/or our subsidiaries, as the case may be.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         EXHIBIT
         NUMBER                           DESCRIPTION
         -------                          -----------

          2.1 Amended and Restated Combination Agreement by and between Burlington Resources Inc. and Poco Petroleums Ltd. dated effective as of August 16, 1999 (included as Annex B to our definitive Joint Proxy Statement filed on October 14, 1999).

          2.2 Plan of Arrangement involving and affecting Poco Petroleums Ltd. and the holders of its common shares and options (included as Annex D to our definitive Joint Proxy Statement filed on October 14, 1999).

          4.1 Form of Share capital and other provisions to be included in the Articles of Incorporation of BR Canada (included as Annex E to our definitive Joint Proxy Statement filed on October 14, 1999).

          4.2 Form of Support Agreement by and between BR and BR Canada to be dated as of the date of closing of our acquisition of Poco (included as Annex F to our definitive Joint Proxy Statement filed on October 14,
                    1999).


          5.1*      Opinion of Fried, Frank, Harris, Shriver & Jacobson.

          8.1*      Opinion of Bennett Jones.

          8.2*      Opinion of White & Case LLP.

          9.1 Form of Voting and Exchange Trust Agreement by and between BR and BR Canada to be dated as of the date of closing of our acquisition of Poco (included as Annex G to our definitive Joint Proxy Statement filed on October 14, 1999).

          23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).

          23.2      Consent of Bennett Jones (included in Exhibit 8.1).

          23.3      Consent of White & Case LLP (included in Exhibit 8.2).

          23.4      Consent of PricewaterhouseCoopers LLP.

          23.5      Consent of KPMG LLP.

          24.1 Powers of Attorney (included on signature pages hereto).


          -------------
          * Previously filed with our Registration Statement on Form S-3 dated October 28, 1999, Registration No. 333-89899


ITEM 17. UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Burlington Resources Inc. has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on November 12, 1999.




                                         BURLINGTON RESOURCES INC.


                                         By:   /s/ Bobby S. Shackouls
                                             ------------------------
                                             Name:  Bobby S. Shackouls
                                             Title: Chairman of the Board,
                                                    President and
                                                    Chief Executive Officer

                             POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes John E. Hagale and L. David Hanower and each of them as attorneys-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of November, 1999.




             Signature                                  Title
             ---------                                  -----

        /s/         *                   Chairman of the Board, President
     -------------------------------    and Chief Executive Officer
            Bobby S. Shackouls

        /s/         *                   Vice Chairman of the Board
     -------------------------------
            H. Leighton Steward

        /s/         *                   Executive Vice President and Chief
     -------------------------------     Financial Officer
            John E. Hagale

        /s/         *                   Vice President, Controller and
     -------------------------------    Assistant Treasurer
            Philip W. Cook

        /s/         *                   Director
     -------------------------------
            John V. Byrne

        /s/         *                   Director
     -------------------------------
            S. Parker Gilbert

        /s/         *                   Director
     -------------------------------
            Laird I. Grant

        /s/         *                   Director
     -------------------------------
            John T. LaMacchia

        /s/         *                   Director
     -------------------------------
            James F. McDonald

        /s/         *                   Director
     -------------------------------
            Kenneth W. Orce

        /s/         *                   Director
     -------------------------------
            Donald M. Roberts

        /s/         *                   Director
     -------------------------------
            John F. Schwartz

        /s/         *                   Director
     -------------------------------
            Walter Scott, Jr.

        /s/         *                   Director
     -------------------------------
            William E. Wall

    *By /s/ L. David Hanower
     -------------------------------
            L. David Hanower
            Attorney-in-Fact

                               EXHIBIT INDEX
                               -------------



        EXHIBIT
        NUMBER                        DESCRIPTION
        -------                       -----------

        2.1 Amended and Restated Combination Agreement by and between Burlington Resources Inc. and Poco Petroleums Ltd. dated effective as of August 16, 1999 (included as Annex B to our definitive Joint Proxy Statement filed on October 14, 1999).

        2.2 Plan of Arrangement involving and affecting Poco Petroleums Ltd. and the holders of its common shares and options (included as Annex D to our definitive Joint Proxy Statement filed on October 14, 1999).

        4.1 Form of Share capital and other provisions to be included in the Articles of Incorporation of BR Canada (included as Annex E to our definitive Joint Proxy Statement filed on October 14, 1999).

        4.2 Form of Support Agreement by and between BR and BR Canada to be dated as of the date of closing of our acquisition of Poco (included as Annex F to our definitive Joint Proxy Statement filed on October 14,
                  1999).

        5.1*      Opinion of Fried, Frank, Harris, Shriver & Jacobson.

        8.1*      Opinion of Bennett Jones.

        8.2*      Opinion of White & Case LLP.

        9.1 Form of Voting and Exchange Trust Agreement by and between BR and BR Canada to be dated as of the date of closing of our acquisition of Poco (included as Annex G to our definitive Joint Proxy Statement filed on October 14, 1999).

        23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).

        23.2      Consent of Bennett Jones (included in Exhibit 8.1).

        23.3      Consent of White & Case LLP (included in Exhibit 8.2).

        23.4      Consent of PricewaterhouseCoopers LLP.

        23.5      Consent of KPMG LLP.

        24.1 Powers of Attorney (included on signature pages hereto).

        ------------

        * Previously filed with our Registration Statement on Form S-3 dated October 28, 1999, Registration No. 333-89899.